Exhibit 4.1

Interactive Data
14 West Street
New York, NY  10005


November 20, 1995


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


     Re:    Van Kampen American Capital Strategic Ten Trust Trust
            - United States Portfolio, Series 6
            - United Kingdom Portfolio, Series 6
            - Hong Kong Portfolio, Series 6
            (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 33-63425

Gentlemen:

     We  have  examined the Registration Statement for the above  captioned
Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President